Exhibit 99.1

Behringer Harvard Announces New Industrial Development Near Sky
Harbor Airport in Phoenix

DALLAS, July 9, 2007 – Behringer Harvard and Phoenix developer Jacor Partners announced today they have entered into a joint venture that has acquired and will develop a 65-acre industrial tract one mile south of Sky Harbor International Airport in Phoenix.

“This is an attractive opportunity to develop a Class A industrial complex in a thriving market with an experienced local developer,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “Phoenix is an important logistics center in the Southwest, and we like this property’s proximity to the Sky Harbor Airport and downtown Phoenix as well as to the nearby Rio Salado enhancement project. The high construction quality we have planned should enable us to attract and retain stable, creditworthy tenants.”

The site is located at the northwest corner of South 24th Street and the Salt River, near major interstate highways I-10 and I-17 and state highway 51. It is within a day’s drive of the ports in Los Angeles.

The A-2-zoned development, named Rio Salado Business Center, is planned to include one-and two-story, build-to-suit, cross-dock bulk and light Class A industrial warehouse space totaling approximately 900,000 square feet of rentable space. The preliminary site plan estimates nine buildings ranging in size from approximately 62,000 to 127,000 square feet.

The property has been acquired for Behringer Harvard Opportunity REIT I, Inc., which also holds investments in assets in California, Nevada, Minnesota, Massachusetts, Missouri, Virginia, Texas and the Bahamas.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate program opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Jason Mattox	Katie Myers	Allen Bourne
Executive Vice President	Richards Partners	Vice President - Marketing
Behringer Harvard	katie.myers@richards.com	Behringer Harvard
jmattox@behringerharvard.com	214.891.5842	abourne@behringerharvard.com
866.655.3600		469.341.2318